Exhibit 10.54
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into by and between Ken Constable (“Executive”) and RedEnvelope, Inc. (the “Company”), a Delaware Corporation (collectively, the “parties”).
I. POSITION AND RESPONSIBILITIES
     A. Position. Upon the Effective Date (as defined below), the Company shall employ Executive to render services in the position of President and Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive shall also serve as an officer, director, or in such other executive capacity on behalf of any of the Company’s affiliated entities as requested by the Company without any additional compensation. Executive also will serve as a member of the Board.
     B. Term. This Agreement will be effective on February 21, 2006 (the “Effective Date”) and shall continue until Executive’s employment is terminated in accordance with Sections III below (the “Term”).
     C. Other Activities. By executing this Agreement, Executive agrees to serve in such position and to devote appropriate time, attention, loyalty and efforts to the performance of Employee’s duties. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.
     D. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.
     E. Background Check. Notwithstanding any other provision of this Agreement or any other understanding or representation to the contrary, this Agreement is conditioned upon Executive’s successful completion of a background check conducted in accordance with the Company’s customary practices and completed within thirty (30) days after the Effective Date.
II. COMPENSATION AND BENEFITS
     A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred and Seventy Five Thousand Dollars ($375,000.00) per year (“Base Salary”) payable in accordance with the Company’s regularly established payroll practices. Executive will be eligible for annual increases, but not decreases, to his Base Salary in the discretion of the Board.

     B. Incentive Compensation. Executive shall be eligible to participate in an incentive compensation plan (“Incentive Plan”) to be established by the Board. Executive’s annual incentive compensation target shall be 100% of Base Salary based on performance metrics agreed upon by Executive and the Board. The final amount of any Incentive Plan payment shall be determined by Executive’s achievement of targets set by the Board and otherwise in accordance with the terms of the Incentive Plan. Executive must be employed on the date each Incentive Plan payment is distributed in order to be eligible for and earn such payment; provided, however, that if the Company terminates Executive’s employment other than for Cause, Executive will receive a pro rata payout of his incentive compensation target for the year in which his employment terminates.
     C. Restricted Stock. Subject to the Board’s approval, Executive will participate in a plan to receive 200,000 shares of restricted common stock of the Company. Executive will vest in 25% of these shares on the Effective Date. Beginning with Executive’s 13th month of employment with the Company, Executive shall vest in 1/36th of the remaining shares per month thereafter. Executive’s right to the Company restricted common stock described herein shall be subject to and in accordance with the terms of the applicable restricted common stock or other similar plan document(s) to be provided by the Company and executed by Executive. As provided in more detail in the applicable restricted common stock or other similar plan document(s) and subject to the terms thereof and any applicable securities law requirements, any tax withholding obligations associated with Executive’s restricted stock grant may, at the Executive’s option, be satisfied by withholding from those shares of restricted stock issuable to Executive the whole number of shares sufficient to satisfy the minimum applicable tax withholding obligation.
     D. Stock Options. Subject to the Board’s approval, Executive will participate in the Company’s annual employee stock option offerings in an amount of no less than 20,000 shares of common stock of the Company per year. Beginning with the first month after Executive is awarded any such grant, Executive shall vest in 1/48th of his stock options under the grant and an additional 1/48th of his stock options per month going forward. The 1/48th per month vesting schedule will apply separately to any grant that Executive may receive during his employment. Executive’s rights to the Company stock options described herein shall be subject to and in accordance with the terms of the applicable stock option plan document(s) to be provided by the Company and executed by Executive.
     E. Benefits. Executive shall be eligible to participate in the employee health and medical benefit plans and programs made generally available by the Company to similarly-situated employees, in accordance with terms and subject to the conditions and eligibility requirements of such plans and programs.

     F. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
     G. Moving Allowance. The Company will provide Executive with a payment in the amount of One Hundred Thousand Dollars ($100,000.00) for assistance in Executive’s relocation from San Diego to San Francisco for his employment under this Agreement. The Company will increase the amount it pays to Executive to the extent necessary to account for income tax that is assessed to Executive on this amount so that the net amount of this moving allowance that Executive receives after income taxes is One Hundred Thousand Dollars $100,000.00.
III. TERMINATION OF EMPLOYMENT
     A. At-Will Employment. Executive’s employment with the Company shall be “at-will” at all times. Either Executive or the Company may terminate Executive’s employment at any time, without advance notice or Cause, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided in this Agreement.
     B. Termination for Cause. For purposes of this Agreement, the Company may terminate Executive’s employment for “Cause” if Executive: (i) commits a felony or any crime involving dishonesty, breach of trust, moral turpitude, or harm to any person; (ii) engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of any the Company property, misappropriation of trade secrets, fraud or embezzlement; (iii) commits a material breach of this Agreement or his Proprietary Information (attached hereto as Exhibit A), which breach, if curable, is not cured within thirty (30) days after written notice to Executive from the Company; or (iv) willfully refuses to implement or follow a lawful policy or directive of the Company, which breach, if curable, is not cured within thirty (30) days after written notice to Executive from the Company. Other than for a violation of subsections (iii) and (iv) above, the Company may terminate Executive’s employment for Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.
     C. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.
     D. By Disability. If Executive becomes eligible for long term disability benefits or if, in the sole opinion of the Company, which shall reasonably be rendered, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any illness or physical or mental impairment for more than sixty (60) consecutive days or more than ninety (90) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.
     E. For Good Reason. Executive may terminate his employment for “Good Reason” if Executive provides written notice to the Company of his intent to resign for Good Reason no later than thirty (30) days after the occurrence of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without Executive’s express written consent: (i) a material diminution in Executive’s title, duties, responsibilities or authority with the Company; (ii) a reduction in Executive’s salary, bonus, benefits or other compensation; (iii) the Company’s unreasonable failure to pay Executive any compensation due to him under this Agreement, which failure is not cured within thirty (30) days’ after written notice by Executive to the Company of such failure; (iv) relocation of the Company’s headquarters more than 75 miles from San Francisco, California; or (v) a material breach by the Company of its obligations under this Agreement.
IV. SEVERANCE AND CHANGE OF CONTROL
     A. Severance. In the event that Executive’s employment is terminated by the Company without Cause, by Executive’s Death, by Executive’s Disability, or by Executive for Good Reason (as defined in Section III), Executive (or Executive’s heirs in the case of Executive’s Death) will receive the benefits enumerated in subsections A(1) and A(2) below (collectively, the “Severance Benefits”), subject to Section IV.C.
          1. Payment of (a) Executive’s then-current Base Salary and (b) COBRA premiums for continuation of his Company health insurance benefits both in the form of salary continuation both for a period of twelve (12) months (the “Severance Period”) in accordance with the Company’s normal payroll practices; provided, however, that Executive will not be eligible to continue his participation in the Company’s disability, pension and 401(k) plans during the Severance Period, or any other welfare benefit plan that prohibits Executive’s continued participation following the termination date;
          2. Accelerated vesting of 25% of Executive’s then unvested shares of restricted common stock (referenced in Section II.C.) and 100% of Executive’s then unvested stock options (referenced in Section II.D.) subject to and in accordance with the terms of the applicable restricted common stock, stock option, or other similar plan document(s) to be provided by the Company and executed by Executive.
     B. Change of Control. If the Company is involved in a Change of Control (as defined below), then in addition to the Severance Benefits described in Section IV.A.1. only (in no event shall Executive be eligible to receive the Severance Benefit described in Section IV.A.2 and any of the Change of Control Benefits) to which Executive may be entitled, Executive will also be entitled to acceleration of his then-unvested shares of restricted common stock and stock options in accordance with subsections B(1) and B(2) below (collectively,

“Change of Control Benefits”) and subject to and in accordance with the terms of the applicable restricted common stock, stock option, or other similar plan document(s) to be provided by the Company and executed by Executive:
          1. Fifty percent (50%) of Executive’s then unvested shares of restricted common stock (referenced in Section II.C.) and 100% of Executive’s then unvested stock options (referenced in Section II.D.) shall vest if the Company, without Executive’s consent, terminates his employment, other than for Cause or Executive terminates his employment for Good Reason within six (6) months after a Change of Control.
          2. Twenty-five percent (25%) of Executive’s then unvested shares of restricted common stock (referenced in Section II.C.) and 100% of Executive’s then unvested stock options (referenced in Section II.D.) shall vest if Executive voluntarily terminates his employment without Good Reason within six (6) months after a Change of Control.
          3. For purposes of this Agreement, “Change of Control” means
               a. a sale of all or substantially all of the Company’s assets: or
               b. any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or
               c. the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; or
               d. the individuals who, as of the effective date of the Company’s initial public offering of its securities, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided however that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered as a member of the Incumbent Board.
     C. Executive’s eligibility for Severance Benefits and/or Change of Control Benefits under this Agreement is conditioned on (a) Executive having first signed a reasonable and customary general release of claims and covenant not to sue with terms mutually agreed upon by the parties, which agreement shall not be unreasonably withheld and (b) Executive’s continued adherence to Section VI of this Agreement beyond his employment with the Company. If Executive fails to comply with any of his obligations under subsections (a) and

(b) above, Executive’s eligibility for and receipt of the Severance Benefits and/or Change of Control Benefits shall immediately cease. The parties agree that a nominal failure of Executive to comply that does not compromise or potentially compromise the Company’s trade secrets, confidential or proprietary information, or the Company’s business interests shall not constitute a breach of this Section IV.C.
V. TERMINATION OBLIGATIONS
     A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment or at any other time upon request by the Company.
     B. Post-Termination Cooperation. Upon termination of employment for any reason, Executive agrees to immediately resign any and all offices, directorships, and other positions held by him in or on behalf of the Company effective the date of Executive’s termination from the Company. Executive shall also cooperate with the Company’s reasonable requests in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company or relates to any matter that occurred during Executive’s employment with the Company. The Company will compensate Executive at the rate of $500 per day for Executive’s time spent in cooperating with the Company as described above.
     C. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections V, VI, and VIII herein, and Executive’s obligations under the Proprietary Information and Inventions Agreement shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.
VI.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITIONS ON COMPETITION, SOLICITATION, AND THIRD PARTY INFORMATION
     A. Proprietary Information Agreement. Executive agrees to sign and be bound during and after his employment by the terms of the Proprietary Information and Inventions Agreement attached as Exhibit A to this Agreement.
     B. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

     C. Non-Competition. Executive shall not in any market or country in which the Company conducts its business, during any period of employment for the Company, directly or indirectly, act as an independent contractor or consultant for or to, or be a director, officer, trustee, employee, owner, shareholder, member or partner of, any other business or organization, if such business or organization is now or shall then be competing with the Company, or invest in the securities of any other business or organization if such business or organization is now or shall then be competing with the Company, except that Executive may own less than one percent (1%) of the common stock of any entity traded on any national exchange or NASDAQ.
     D. Non-Solicitation. Executive shall not, during any period of employment for the Company and for a period of one (1) year thereafter, regardless of the reason for termination, directly or indirectly, (a) solicit, endeavor to solicit the services, as an employee, consultant, or in any capacity, or solicit or entice to quit their employment with the Company, any of the Company’s employees or other service providers; or (b) encourage, entice, or in any way influence any party to diminish, cease, or refrain from any business relationship or arrangement of any kind with the Company. The parties agree that this Section VI.D. is not intended and shall not be applied to prevent Executive from lawfully engaging in competitive activities after his employment with the Company.
VII. INDEMNIFICATION
     Executive shall be covered by the Company’s insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company in accordance with and subject to the terms and conditions of such policy or policies.
VIII. ARBITRATION
     Any dispute, controversy, or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach termination, validity or enforceability of any provision of this Agreement (“Arbitrable Claims”), will be settled by final and binding arbitration conducted in accordance with and subject to the Judicial Arbitration and Mediation Service’s (“JAMS’”) then-current JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), or such other alternative dispute resolution provider or process agreed by the parties. Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be conducted in San Francisco, California. A single arbitrator shall be selected in accordance with the JAMS Rules (the “Arbitrator”) and the Arbitrator shall allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement of such award, as the law of such jurisdiction may require or allow. Other than those matters involving injunctive relief as a remedy that cannot, as a matter of law, be awarded by the Arbitration, or any action necessary to enforce the award of the Arbitrator, the parties agree that the provisions of this Section VIII are a complete defense to any suit, action, or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement. THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN REGARD TO THE ARBITRABLE CLAIMS.

IX. AMENDMENTS; WAIVERS; REMEDIES
     This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized officer of the Company with the approval of a super majority of the Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.
X. ASSIGNMENT; BINDING EFFECT
     A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Executive expressly acknowledges and agrees that the Company itself shall have the right to enforce any and all of Executive’s obligations hereunder, either together with or separately from the Company, provided, however, that the Company shall not be considered as Executive’s employer as a result of such status or in any other respect.
     B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.
XI. NOTICES
     All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

149 New Montgomery Street

San Francisco, CA 94105

Executive’s Notice Address:

[home address]

XII. SEVERABILITY
     If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.
XIII. TAXES
     All amounts paid under this Agreement (including without limitation Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion and without Executive’s consent, may amend or modify this Agreement in any manner to provide for the application and effects of Section 280G and Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any benefits payable under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.
XIV. INTERPRETATION
     This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular. This Agreement will be governed by the laws of the State of California.

XV. COUNTERPARTS
     This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
XVI. ENTIRE AGREEMENT
     This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. This Agreement expressly supersedes and replaces any offer letter, employment agreement, or other agreement between Executive and the Company regarding the terms or conditions of Executive’s employment. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
XVII. EXECUTIVE ACKNOWLEDGEMENT
     Executive acknowledges that Executive has had the opportunity to consult legal counsel concerning this Agreement, Executive has read and understands the Agreement, Executive is fully aware of its legal effect, and Executive has entered into it freely based on Executive’s own judgment and not on any representations or promises other than those contained in this Agreement.
     In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

RedEnvelope, Inc.:	Ken Constable:

Date: February 18, 2006	Date: February 18, 2006

By: /s/ Daniel R. Lyle	/s/ Ken Constable

Daniel R. Lyle
Chairman of the Board of Directors